Exhibit 10.52

AMENDMENT NO. 1 TO

EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (the “Amendment”) is by and between PACER CARTAGE, INC., a Delaware corporation (the “Company”), and VAL T. NOEL (the “Executive”).

WHEREAS, the Company and the Executive have executed a Employment Agreement dated as of the 31st day of July, 2006 (the “Agreement”);

WHEREAS, the Company and Executive wish to enter into this Amendment to modify the Agreement as set forth herein.

Accordingly, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Company and the Executive, the Company and the Executive hereby agree as follows:

1.	Effective as of February 11, 2008, the Base Salary referenced in Section 4(a) of the Agreement shall be increased to $250,000.

2.	Section 7(c) of the Agreement shall be deleted and replaced with the following two sections:

(c) The Executive may terminate his employment hereunder at any time for “good reason” by giving the Company written notice of such termination, containing reasonable specificity of the grounds therefor, which termination shall be effective as of the date the Company is deemed to have received such notice pursuant to Section 16(b) below. For purposes of this Agreement, “good reason” shall mean the occurrence or existence of any of the following events or circumstances:

(i) any reduction in the Executive’s Base salary below $250,000, provided that the Executive has notified the Company, in writing, of such reduction and the Company’s has failed to cure the same within 30 days after the Company’s receipt of such written notice; or

(ii) any requirement by the Company before July 1, 2010 that the Executive relocate his principal office or place of employment with the Company or an Affiliate to a location that is more than fifty (50) miles from Jacksonville, FL, without the Executive’s consent.

(d) The Executive may terminate his employment hereunder at any time for any or no reason by giving the Company written notice of such termination, which termination shall be effective as of the date set forth in such notice, provided that such date shall not be earlier than the day on which such notice is delivered to the Company (determined pursuant to Section 16(b) below).

1 of 2

3.

The first phrase of Sections 8(a) and 8(b) of the Agreement shall be amended to add after “. . . without cause pursuant to Section 7(b)” and before “neither the Executive nor the Executive’s beneficiaries . . .” the following: or by the Executive for “good reason” pursuant to Section 7(c).

4.	Clause (ii) of Section 8(b) of the Agreement shall be amended and restated to read as follows:

(ii) continued payment of an annual amount equal to the Base Salary as in effect immediately prior to the effective date of such termination for twenty four (24) months following the effective date of such termination (the “Severance Period”), payable during the Severance Period in such manner as the Base Salary would have been payable pursuant to Section 4(a) but for such termination; and

5.	Section 10(a) of the Agreement shall be amended to increase the Non-Competition Period from twelve (12) months to twenty four (24) months.

6.	All other provisions of the Agreement shall remain in full force and effect.

7.	This Amendment may be executed in counterparts, each of which shall be deemed an original. Execution by facsimile counterpart shall constitute a valid manner of execution.

IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to the Employment Agreement to be executed by their duly authorized representatives as of the date first listed above.

PACER CARTAGE, INC

/s/ Adriene Bailey
By:	Adriene B. Bailey
Title:	Executive Vice President, Strategy and Organizational Development

/s/ Val T. Noel
Val T. Noel

2 of 2